Exhibit 10.3

             INTELLECTUAL PROPERTY ASSIGNMENT AND ROYALTY AGREEMENT

         THIS AGREEMENT, made this 14th day of May, 2002, between USDR AEROSPACE, LTD., a Texas limited partnership, (hereinafter "Assignor") and USDR GLOBAL AEROSPACE, LTD., a Delaware corporation (hereinafter "Assignee"):

                                    Recitals

         WHEREAS, Assignor has developed substantial intellectual property of ideas, applications and products for the aviation industry, including inventions for which international patent applications have been submitted as well as other applications and ideas for which patent and trademark applications have not been submitted (collectively called "Intellectual Property", all of which are listed in Exhibit A); and

         WHEREAS, Assignor desires to transfer and assign all of its Intellectual Property to Assignee in exchange for a royalty to be paid on Assignees sales, and Assignee desires to accept the assignment thereof in exchange for which Assignee is willing to pay a royalty to Assignor on it sales;

         NOW, THEREFORE, in consideration of the sum of $10.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, and the promise by Assignee to pay Assignor a royalty of three and one-half per cent (3 1/2 %) on all of Assignee's sales until Assignor has received a total of $15,000,000 and a royalty of one per cent (1%) of all of Assignee's sales thereafter until all patent rights of the Intellectual Property have expired (collectively called "Royalty"), the Assignor hereby assigns and transfers to the Assignee all of it's right, title, and interest in and to the Intellectual Property, and the Assignee hereby accepts the assignment of the Intellectual Property. Assignee agrees to pay the Royalty on or before the 10th day of each month based on Assignee's sales for the previous month. Assignee agrees to provide Assignor with a summary report of sales with each payment. Assignor has the right to audit Assignee's sales records to confirm Assignee's sales, at Assignor's sole cost and expense.

         Assignee may not transfer and assign the Intellectual Property to any other party without the approval of Assignor, which approval will not be unreasonably with held or delayed.

         Any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be settled by arbitration in accordance with the Federal Arbitration Act and the then prevailing rules of the American Arbitration Association or its successor and the venue of any arbitration proceedings shall be the Tarrant County, Texas. The determination of the arbitrator or arbitrators shall be final and binding upon the parties hereto and judgment thereon may be entered in any court having jurisdiction. The prevailing party shall be awarded its attorney's fees and costs of arbitration.

         This Agreement shall be governed by and construed in accordance with the laws of State of Texas with out regard to conflict of laws principles.

         This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

         IN WITNESS WHEREOF, this Assignment was executed on the day and year first above written.


                                   Signed and acknowledged

                                   ASSIGNOR

                                   USDR Aerospace, Ltd

                                   By: United States Defense Research, L.C.
                                       -General Partner


                                   By:
                                      --------------------------------
                                      Gaddy Wells, Vice President


                                   ASSIGNEE

                                   USDR Global Aerospace, Ltd.


                                   By:
                                      --------------------------------
                                      Gerald Wiener, President

                                    EXHIBIT A

All rights in, arising out of, or associated with any or all of the following:

1. All trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world

2. All inventions (whether patentable or not), invention disclosures, improvements, trade secrets (whether currently existing or in development), proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;

3. The following United States and foreign patent applications and all issues, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof:

         A. U.S. Provisional Patent Application for an Anti-Ballistic, Nano-Scale Composite Sheet, Application No. 60/327,684 filed October 6, 2001, assigned to USDR Aerospace, Ltd. by assignment dated October 19, 2001, recorded in U.S. PTO on January 29, 2002.

         B. U.S. Provisional Patent Application for an Anti-Ballistic, Light-Weight, Secure Cockpit Door, Application No. 60/349,988 executed on January 18, 2002 and filed January 23, 2002. Assigned to USDR Aerospace, Ltd. by Assignment of Application executed on January 18, 2002

         C. U.S. Provisional Patent Application for an Anti-Ballistic, Wide Angle Peephole Viewer, Application No. 60/349,990 executed on January 18, 2002 and filed January 23, 2002. Assigned to USDR Aerospace, Ltd. by Assignment of Application executed on January 18, 2002

         D. PCT International Patent Application (US and foreign) for an Anti-Ballistic, Nano-Scale Composite Sheet, filed with US Patent and Trademark Office on April 15, 2002, in name of USDR Aerospace, Ltd. and Stephen Squires (as inventor for US purposes only), with priority reference to Item No. 1 above.

         E. PCT International Patent Application for an Anti-Ballistic, Light-Weight, Secure Cockpit Door, filed with US Patent and Trademark Office on April 15, 2002 in name of USDR Aerospace, Ltd. and Stephen Squires (as inventor for US purposes only), with priority reference to Item No. 2 above.

         F. PCT International Patent Application for an Anti-Ballistic, Wide Angle Peephole Viewer, filed with US Patent and Trademark Office on April 15, 2002 in name of USDR Aerospace, Ltd. and Stephen Squires (as inventor for US purposes only), with priority reference to Item No. 3 above.

         G. PCT International Patent Application for an Integrally Vented, Pressure Equalized Secure Cockpit Door, filed with US Patent and Trademark Office on April 15, 2002 in name of USDR Aerospace, Ltd. and Stephen Squires (as inventor for US purposes only), with no priority reference.

IV. All computer software development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing throughout the world.